Exhibit 10.12

CONFIDENTIAL SETTLEMENT AGREEMENT

AND RELEASE

by and between

NORTEL NETWORKS LIMITED, NORTEL NETWORKS INC.,

FOUNDRY NETWORKS, INC.,

BOBBY R. JOHNSON, Jr., H. EARL FERGUSON, deceased, and JEFFREY PRINCE.

Effective Date: 25 October 2004

CONFIDENTIAL
SETTLEMENT AGREEMENT
AND RELEASE

               This Confidential Settlement Agreement and Release (“Settlement Agreement”) is entered into as of October 25, 2004 (“Effective Date”), by and between Foundry Networks, Inc., a Delaware corporation (“Foundry”); Bobby R. Johnson, Jr., a natural person (“Johnson”); the Estate of H. Earl Ferguson, deceased (“Ferguson”); Jeffrey Prince, a natural person (“Prince”); Nortel Networks Limited, a corporation organized under the laws of Canada, and Nortel Networks Inc., a Delaware corporation. Nortel Networks Limited, Nortel Networks Inc., Foundry, Johnson, Ferguson and Prince are hereinafter referred to jointly as the “Parties” and each individually as a “Party”.

RECITALS

     A. On March 14, 2001, Nortel Networks Inc. and Nortel Networks Limited filed the action entitled Nortel Networks Inc. and Nortel Networks Limited, Plaintiffs, v. Foundry Networks, Inc., Defendant, in the United States District Court, District Court of Massachusetts, Case No. 0110441WGY. In its answer, Foundry denied the allegations and asserted various counterclaims against Nortel Networks Inc. and Nortel Networks Limited (the “Massachusetts Action”).

     B. On October 9, 2002, Foundry filed the action entitled Foundry Networks, Inc., Plaintiff, v. Nortel Networks Inc. and Nortel Networks Limited, Defendents, in the United States District Court, Northern District of California, Case No. C0204909. In their answer, Nortel Networks Inc. and Nortel Networks Limited denied the allegations and asserted counterclaims against Foundry and third party complaints against Johnson, Ferguson and Prince (the “California Action”).

     C. The Parties desire to settle all issues arising out of or relating to the Actions (as such term is defined below) without any admission of fault or liability by any Party.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties hereto agree as follows:

     1. Definitions.

               1.1 “Actions” means the Massachusetts Action and the California Action above.

               1.2 “Affiliate” of an entity means another entity which, directly or indirectly, controls, is controlled by, or is under common control with the first entity, where “control” means ownership or control of at least fifty percent (50%) of the voting power of securities or interests in the entity controlled. Without limiting the foregoing, Affiliates of Nortel Networks Limited include Nortel Networks Corporation and all of its Affiliates.

               1.3 “License Agreement” means the License Agreement in the form attached hereto as Exhibit B.

               1.4 “Nortel” means, collectively, Nortel Networks Limited and Nortel Networks Inc. (and includes all companies, assets and/or liabilities merged into Nortel Networks Limited or Nortel Networks Inc.).

               1.5 “Individual Defendants” means, individually and collectively, Jeffrey Prince, H. Earl Ferguson, deceased, and Bobby R. Johnson, Jr. and, to the extent relevant, their estates and heirs.

     2. Dismissals. In consideration of the mutual promises set forth herein, the Parties will dismiss the Actions by filing with the applicable United States District Courts the forms attached hereto as Exhibit A (Forms of Dismissal). The dismissals for the Massachusetts Action and the California Action shall be filed within five days of the execution by the Parties of the Settlement Agreement and the License Agreement.

     3. Releases/Covenants Not to Sue

               3.1 Releases. In consideration of the mutual promises set forth herein, the Parties agree and covenant as follows:

                         (a) Nortel, on behalf of itself and its Affiliates, owners, predecessors, successors in interest, divisions, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them, hereby releases, acquits and forever discharges, and irrevocably agrees never to assert a claim against Foundry, its predecessors, successors in interest, agents, directors, officers, employees, and current Affiliates, for (1) any and all claims for patent infringement, known or unknown, arising prior to the Effective Date of this Settlement Agreement, and (2) any and all claims, which were set forth in the pleadings at any time by Nortel in the Actions.

                         (b) Nortel, on behalf of itself and its Affiliates, owners, predecessors, successors in interest, divisions, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them, hereby releases, acquits and forever discharges, and irrevocably agrees never to assert a claim against the Individual Defendants, their successors in interest, agents, directors, officers and employees, for any and all claims or liability, known or unknown, arising prior to the Effective Date of this Settlement Agreement. This release includes, without limitation, all claims identified in any pleadings in any dispute between the Parties, all common law claims, claims under any federal or state statute, and claims under the law of any foreign country.

                         (c) Foundry, on behalf of itself and its Affiliates, owners, predecessors, successors in interest, divisions, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them, hereby releases, acquits and forever discharges, and irrevocably agrees never to assert a claim against Nortel, its predecessors, successors in interest, agents, directors, officers, employees, and current Affiliates, for (1) any and all claims for patent infringement, known or unknown, arising prior to the Effective Date of this Settlement Agreement, and (2) any and all claims, which were set forth in the pleadings at any time by Foundry in the Actions

                         (d) Each of the Individual Defendants, on behalf of himself and his predecessors, successors in interest, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them, hereby releases, acquits and forever discharges, and irrevocably agrees never to assert a claim against Nortel, its current Affiliates, predecessors, successors in interest, agents, directors, officers and employees, from any and all claims or liability, known or unknown, arising prior to the Effective Date of this Settlement Agreement. This release includes, without limitation, all claims identified in any pleadings in any dispute between the Parties, all common law claims, claims under any federal or state statute, and claims under the law of any foreign country.

                         (e) Nothing in this release shall be construed to release any Party or any Party’s Affiliate from its representations and obligations under this Settlement Agreement.

                         (f) Nothing contained within this Settlement Agreement shall prevent or be construed to prevent (i) an assertion of claims, including patent infringement claims, which accrue upon the termination of the License Agreement attached hereto as Exhibit B, and/or (ii) the assertion of defenses and declaratory judgment claims of non-infringement, invalidity, and unenforceability, including those made in the Actions hereby released, in opposition to any such assertion of claims.

               3.2 Covenants not to sue.

                         (a) Nortel, on behalf of itself and its Affiliates, owners, predecessors, successors in interest, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them, hereby covenants and agrees not to (and not to assist any other person to) maintain or initiate any claim, suit, challenge, reexamination or other proceedings against Foundry, its current Affiliates, predecessors and successors in interest, agents, directors, officers, employees, distributors and all licensees and customers, direct and indirect, in which the basis of the proceedings is related to any of the claims made by either Party in the Massachusetts Action or the California Action provided however, this covenant shall not apply with respect to any future claim, or any defense thereto (including defenses and declaratory judgment claims as asserted in the Actions), for any future infringement damages that may be incurred as the result of conduct occurring after the expiration or termination of the License Agreement.

                         (b) Nortel, on behalf of itself and its Affiliates, owners, predecessors, successors in interest, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them, hereby covenants and agrees not to (and not to assist any other person to) maintain or initiate any claim, suit, challenge, reexamination or other proceedings against the Individual Defendants in which the basis of the proceedings is related to any of the claims made by either Party in the Massachusetts Action or the California Action, provided however, this covenant shall not apply with respect to any future claim, or any defense thereto, for any future infringement damages that may be incurred as the result of conduct occurring after the expiration or termination of the License Agreement.

                         (c) Each of the Individual Defendants, on behalf of himself and his, predecessors, successors in interest, assigns, agents, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them, hereby covenants and agrees not to (and not to assist any other person to) maintain or initiate any claim, suit, challenge, reexamination or other proceedings against Nortel, its current Affiliates, predecessors and successors in interest, agents, directors, officers, employees, distributors and all licensees and customers, direct and indirect, in which the basis of the proceedings is related to any of the claims made by either Party in the Massachusetts Action or the California Action.

                         (d) Foundry, on behalf of itself and its Affiliates, owners, predecessors, successors in interest, assigns, agents, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under, or in concert with any of them, hereby covenants and agrees not to (and not to assist any other person to) maintain or initiate any claim, suit, challenge, reexamination or other proceedings against Nortel, its current Affiliates, predecessors and successors in interest, agents, directors, officers, employees, distributors and all licensees and customers, direct and indirect, in which the basis of the proceedings is related to any of the claims made by either Party in the Massachusetts Action or the California Action, provided however, this covenant shall not apply with respect to any future claim, or any defense thereto (including defenses and declaratory judgment claims as asserted in the Actions), for any future infringement damages occurring after the expiration or termination of the License Agreement. With regard to US Patent No. 5,732,080, the ongoing reexamination of such patent shall not be considered as Foundry maintaining a reexamination; provided, however, Foundry shall not take any additional action in furtherance of such reexamination.

                         (e) For a period of 24 months from the Effective Date (“the Hold Off Period”), Nortel, on behalf of itself and its Affiliates, owners, predecessors, successors in interest, assigns, agents, representatives, and all persons acting on their behalf, hereby covenants and agrees not to (and not to assist any other person to) assert any claim, suit, or other proceedings against Foundry, its predecessors and successors in interest, agents, directors, officers, employees, and its current Affiliates arising from any activity or conduct, known or unknown, occurring prior to the Effective Date. All statutes of limitation will be tolled during the Hold Off Period.

                         (f) For a period of 24 months from the Effective Date (“the Hold Off Period”), Foundry, on behalf of itself and its Affiliates, owners, predecessors, successors in interest, assigns, agents, representatives, and all persons acting on their behalf, hereby covenants and agrees not to (and not to assist any other person to) assert any claim, suit, or other proceedings against Nortel, its predecessors and successors in interest, agents, directors, officers, employees, and its current Affiliates arising from any activity or conduct, known or unknown, occurring prior to the Effective Date. All statutes of limitation will be tolled during the Hold Off Period.

               3.3 Waiver. All rights under Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any governmental entity, relating to the claims released in Section 3.1 (Release) are hereby expressly waived. Each Party and its Affiliates is aware that said Section 1542 of the Civil Code provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     4. Not an Admission. It is understood that this Settlement Agreement does not constitute an admission of any liability by any Party or any Party’s Affiliate, but is a compromise of disputed claims.

     5. Full Settlement. The Parties agree that this Settlement Agreement is a full and complete settlement of the rights and liabilities of the Parties in connection with the claims released in Section 3.1 (Release). This Settlement Agreement constitutes a full and complete defense to, and may be used to obtain an injunction against, any action, suit, claim, or other proceeding of any type, which may be prosecuted, initiated or attempted in violation of the terms hereof. Each of the Parties, each of their Affiliates, and any party released in Section 3.1 Release shall be entitled to receive, as determined by a court of competent jurisdiction, reasonable attorneys’ fees and other related legal expenses incurred in defending against any suit, action or claim brought or attempted in violation of the terms of this Settlement Agreement.

     6. License Agreement. Foundry and Nortel shall execute and deliver, concurrently with the execution of this Settlement Agreement, the License Agreement. In the event of a conflict between the License Agreement and the Settlement Agreement, the terms of the License Agreement shall prevail.

     7. Payment. In partial consideration for this Settlement Agreement, Foundry shall pay Nortel in accordance with the provisions of the License Agreement.

     8. Breach. Nothing herein shall be construed as relieving a Party or any Party’s Affiliate of obligations to perform as required herein. The failure of either Party or any Party’s Affiliate to perform obligations set forth herein shall constitute a material breach hereof. If a material breach remains uncorrected for more than thirty (30) days after a Party’s receipt of written notice specifying in reasonable detail the nature of the material breach, the non-breaching Party may sue the breaching Party and any applicable Affiliate in any court of competent jurisdiction for breach of this Settlement Agreement and shall have all rights and remedies available to it at law or equity, including, without limitation, assessment of damages or termination of one or more provisions hereof.

     9. Confidentiality. No sooner than October 26, 2004, the Parties shall issue a joint press release in the form attached hereto as Exhibit C. Furthermore, the confidentiality provisions set forth in Section 8.2 Confidentiality of the License Agreement shall also apply to this Settlement Agreement.

     10. Miscellaneous.

           10.1 Attorneys’ Fees. Each Party shall be responsible for its own attorneys fees and costs incurred in connection with the Actions and their settlement, including the drafting of this Settlement Agreement, the License Agreement and the dismissals.

           10.2 Representation. Each Party hereby declares and represents that it is executing this Settlement Agreement after consultation with its own independent legal counsel.

           10.3 Entire Agreement. This Settlement Agreement (including the License Agreement and the other Exhibits) constitutes the entire agreement between the Parties concerning the subject matter thereof. All prior agreements, promises or negotiations between the Parties with respect hereto are merged into this Settlement Agreement. The Parties can only modify this Settlement Agreement in writing. This Settlement Agreement shall be governed by the law of the Commonwealth of Massachusetts, excluding its conflict of law provisions.

           10.4 Authority. Each Party represents that it has the power and authority to enter into this Settlement Agreement, to perform all transactions, duties and obligations and to grant all rights and releases herein set forth.

           10.5 Successors, Assigns and Beneficiaries. This Settlement Agreement shall inure to the benefit of and shall bind the successors, assigns, representatives, beneficiaries and attorney(ies) of the Parties, and each of them. Each entity identified in Sections 3 (Release) is an intended third party beneficiary of this Settlement Agreement.

               10.6 Counterparts. This Settlement Agreement may be executed in any number of original, fax or copied counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

               10.7 Further Acts. Each Party to this Settlement Agreement agrees to perform any further acts and to cause its Affiliates to perform such further acts, and execute and deliver and to cause its Affiliates to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Settlement Agreement.

               10.8 Notices. Notices pursuant to this Settlement Agreement shall be provided to the appropriate Party at the following address/number by means of (a) hand delivery, (b) overnight courier, (c) certified (or its equivalent), return receipt requested, prepaid mail, or (d) facsimile (provided a confirmation copy is mailed within one (1) business day thereafter by means of certified (or its equivalent), return receipt requested, prepaid mail)):

If to Nortel:

Nortel Networks Limited
8200 Dixie Road, Suite 100
Brampton, Ontario, Canada L6T 5P6
Attention: Licensing Team
Fax: (905) 863-8431

with a copy to:

Nortel Networks Inc.
2221 Lakeside Blvd.
Richardson, Texas 75082
Attention: Licensing Team Lead
Fax: (972) 684-3127

If to Foundry:	Foundry Networks. Inc.
Chief Financial Officer
P.O. Box 649100
San Jose, California 95164-9100

with a copy to:

Vice President/Legal Department
P. O. Box 649100
San Jose, California 95164-9100

Facsimile: 408-586-1909

For the Individual Defendants:	RUBY & SCHOFIELD
Allen Ruby, Esq. (SBN 47109)
125 South Market Street, Suite 1001
San Jose, California 95113
Telephone: (408) 998-8500

Notices are deemed effective upon the data of delivery, in the case of hand delivery and facsimile, provide however, such delivery is prior to 5:00 p.m. Eastern time on a business day; the next business day, in the case of overnight courier, and three (3) business days after being mailed, if sent by certified (or its equivalent), return receipt requested, prepaid mail. If notice is provided by hand delivery or facsimile after 5:00 p.m. Eastern time on the date of delivery, then notice shall be deemed effective on the next business following the date of delivery.

               10.9 Section Headings. Section headings are inserted for convenience only, and shall not be used in any way to construe the terms of this Settlement Agreement.

               10.10 Severability. If any provision of this Settlement Agreement is held to be invalid or unenforceable, such provision shall be treated as though it were deleted from this Settlement Agreement and this Settlement Agreement and the remainder of its provisions shall remain in full force and effect, and the Parties shall mutually agree upon a new, valid and enforceable provision which most closely approximates the effect and intent of the invalid or unenforceable provision, including its economic impact, to replace the invalid or unenforceable provision.

               10.11 No Waiver. No failure to take action on account of any default or breach of this Settlement Agreement, or to exercise any right under this Settlement Agreement, shall constitute a waiver. A waiver of rights can only be effected by means of a written document executed by the Party waiving such rights.

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the date set forth in the preamble above.

FOUNDRY NETWORKS, INC.		FOUNDRY NETWORKS, INC.

By:	/s/ Bobby R. Johnson, Jr.	By:	/s/ Timothy D. Heffner

Its:	President and CEO.	Its:	Chief Financial Officer

BOBBY R. JOHNSON, JR.

By:	/s/ Bobby R. Johnson, Jr.

ESTATE OF H. EARL FERGUSON

By:	/s/ Barbara J. Ferguson

JEFFREY PRINCE

By:	/s/ Jeffrey Prince

NORTEL NETWORKS INC.		NORTEL NETWORKS LIMITED

By:	/s/ Ernest R. Higginbatham	By:	/s/ Nicholas J. DeRoma

Its:	ASSISTANT SECRETARY	Its:	Chief Legal Officer

		By:	/s/ Blair E. Morrisson

		Its:	Assistant Secretary